Exhibit 99.1

                     Build-A-Bear Workshop, Inc.
              Reports Fiscal 2007 Third Quarter Results


    --  Earnings per share are $0.15 vs. $0.13 in third quarter 2006.

    -- Improved results from European operations -- loss of $0.5 million vs. loss of $2.1 million in third quarter 2006.

    -- First company-owned stores in France opened during the quarter; European operations now include stores in the United Kingdom, Ireland and France.


    ST. LOUIS--(BUSINESS WIRE)--Oct. 18, 2007--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced that total revenue for the fiscal 2007 third quarter (13 weeks ended September 29, 2007) increased 8.2% to $109.8 million, compared to $101.5 million in the prior year's third quarter (13 weeks ended September 30, 2006).

    Fiscal 2007 third quarter net income was $3.0 million, or $0.15 per diluted share. These results include an operating loss from European operations of $0.5 million, stock-based compensation expense of $0.5 million net of tax, and costs associated with a review of strategic alternatives of $0.3 million net of tax. Fiscal 2006 third quarter net income was $2.7 million, or $0.13 per diluted share, and included an operating loss from European operations of $2.1 million, distribution center transition costs of $1.0 million net of tax, and stock-based compensation expense of $0.4 million net of tax.

    With the opening of the first company-owned stores in France during the 2007 third quarter, the company's European operations now number 45 stores located in the United Kingdom, Ireland and France.

    "While the current economic environment is challenging for the consumer, our profit performance underscores the fundamental strength of our store model and the store experience we provide to our Guests," said Maxine Clark, chairman and chief executive bear. "Our stores are highly productive, generating strong sales per square foot. In addition, our business, despite difficult sales, continues to deliver a high return on investment and strong cash flow. Our store experience forms a powerful and lasting connection between our brand and our Guests. With over 52 million stuffed animals sold and three million Guests enrolled in our loyalty program in the past year, we are positioned to communicate with our Guests and maintain that emotional connection. By focusing on our core brand, in-store execution and adding new products and experiences, both real and virtual, we believe we will be strongly positioned to maximize and grow our business when overall consumer spending moves in a positive direction."

    Fiscal 2007 Third Quarter Financial Results

    Fiscal 2007 third quarter total revenue includes net retail sales of $108.4 million, an increase of $7.8 million, or 7.8% compared to last year's third quarter. Net retail sales growth was driven by new stores opened during the past 12 months in North America, an increase in sales from European operations of $4.3 million, and an increase in Internet sales of 10.2% to $1.9 million. Comparable store sales in North America declined 10.1% compared to a decline of 5.8% in the 2006 third quarter. Fiscal 2007 third quarter total revenue also includes revenue from international franchise fees and third-party licensing. Sales from European operations totaled $13.7 million in the 2007 third quarter, compared to $9.4 million in the 2006 third quarter, an increase of 45.7%.

    The 2007 third quarter net income growth of $0.3 million compared to the 2006 third quarter was driven primarily by improved performance from European operations and higher interest income, partially offset by reduced sales leverage on costs and expenses in the North American operations, and higher store preopening costs. Retail gross margin increased to 43.3% from 42.2% in the fiscal 2006 third quarter, due primarily to improvement in merchandise margin and lower warehouse and distribution costs, partially offset by a lack of leverage on store occupancy costs. Selling, general and administrative expenses as a percent of total revenue increased to 38.8% from 37.5% in the fiscal 2006 third quarter, due primarily to higher advertising expenses and costs associated with a review of strategic alternatives. These higher costs offset modest efficiencies in the company's store payroll expenses.

    Included in the 2007 third quarter is stock-based compensation expense of $0.8 million pretax ($0.5 million net of tax, or $0.02 per diluted share) and costs associated with a review of strategic alternatives of $0.5 million pretax ($0.3 million net of tax, or $0.01 per diluted share). Fiscal 2006 third quarter results include the impact of stock-based compensation expense of $0.7 million pretax ($0.4 million net of tax, or $0.02 per diluted share) and distribution center transition costs of $1.7 million pretax ($1.0 million net of tax, or $0.05 per diluted share).

    During the 2007 third quarter, the company opened 12 new Build-A-Bear Workshop(R) retail stores in North America, as planned, compared with opening 10 new stores during the 2006 third quarter. The company also opened two new stores in the United Kingdom and two new stores in France in the 2007 third quarter. Build-A-Bear Workshop stores at the end of the third quarter totaled 264 in North America and 45 company-owned stores in Europe.

    The company plans to open eight new North America stores in the 2007 fourth quarter, compared with six new stores opened during the 2006 fourth quarter. Additionally, the company plans to open three new stores in the United Kingdom and one new store in France in the 2007 fourth quarter. In fiscal 2007, Build-A-Bear Workshop expects to open a total of 39 new stores in North America, eight new stores in the United Kingdom and three new stores in France.

    Year-to-Date Financial Results

    Total revenue for the first nine months of fiscal 2007 (39 weeks ended September 29, 2007) increased 11.3% to $327.0 million, compared to $293.8 million in the first nine months of fiscal 2006 (39 weeks ended September 30, 2006). Total revenue for the first nine months of fiscal 2007 includes net retail sales of $323.3 million, an increase of $32.1 million, or 11.0% compared to the first nine months of fiscal 2006. Comparable store sales in North America declined 8.7% compared to a decline of 4.6% in the first nine months of 2006. Total revenue for the first nine months of fiscal 2007 also includes revenue from international franchise fees and third-party licensing. Sales from European operations totaled $35.5 million in the first nine months of fiscal 2007, compared to $16.9 million in the first nine months of fiscal 2006.

    Net income for the first nine months of fiscal 2007 was $12.6 million, or $0.62 per diluted share, and included an operating loss of $4.4 million from European operations, stock-based compensation expense of $1.4 million net of tax, costs associated with the company's review of strategic alternatives of $0.4 million net of tax, and the benefit of an adjustment to the frequent shopper program of $0.2 million net of tax. Net income for the first nine months of fiscal 2006 was $14.1 million, or $0.69 per diluted share, and included an operating loss of $4.8 million from European operations, distribution center transition costs of $1.0 million net of tax, and stock-based compensation expense of $1.1 million net of tax.

    On April 2, 2006 the company completed the acquisition of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., the company's former franchisee in the United Kingdom. Therefore, the company's results for the first nine months of 2006 reflect the impact of this acquisition for only a portion of the period. Furthermore, during the 2007 third quarter the company opened the first company-owned stores in France.

    International Franchising

    During the fiscal 2007 third quarter, international franchisees opened six new stores and closed one. Openings include the first stores in South Africa (3 stores) along with additional stores in India (1 store) Germany (1 store) and Thailand (1 store). International stores totaled 46 at the end of the third quarter. Build-A-Bear Workshop currently has agreements with franchisees in 21 countries. International franchisees expect to open a total of 19 new stores in 2007.

    Strategic Alternatives Review

    As announced on June 28, 2007, the company is presently conducting a review of strategic alternatives, and while this process is underway, will not provide earnings guidance nor will it update or comment further upon the earnings guidance provided prior to the review. There is no assurance that the company's consideration of strategic alternatives will result in any changes to the company's current business plans or lead to any specific action or transaction, and, as announced on June 28, the company does not expect to disclose further developments regarding the process until the board's review of strategic alternatives is complete.

    Today's Conference Call Webcast

    Today at 9:00 a.m. EDT, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2007 third quarter results. The webcast can be accessed at http://IR.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 300 stores in the United States, Puerto Rico, Canada, the United Kingdom, Ireland and France. The addition of franchise stores in Europe, Asia, Africa and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $437 million in fiscal 2006. For more information, call 888.560.BEAR (2327) or visit the company's award-winning web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; we do not know the results of the strategic alternatives evaluation process announced on June 28, 2007 or whether the process will result in any changes to the company's current business plans or lead to any specific action or transaction; our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory including making these operations profitable; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our market share could be adversely affected by a significant, or increased, number of competitors; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to realize the anticipated benefits from our company-owned distribution center; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; and we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 30, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)

                       13 Weeks                 13 Weeks
                         Ended                    Ended
                     September 29, % of Total September 30, % of Total
                         2007      Revenue(1)     2006      Revenue(1)
                     ------------- ---------- ------------- ----------
Revenues:
   Net retail sales  $    108,357       98.7  $    100,582       99.1
   Franchise fees             934        0.9           649        0.6
   Licensing revenue          474        0.4           288        0.3
                     ------------- ---------- ------------- ----------
      Total revenues      109,765      100.0       101,519      100.0
                     ------------- ---------- ------------- ----------
Costs and expenses:
   Cost of
    merchandise sold       61,387       56.7        58,130       57.8
   Selling, general
    and
    administrative         42,547       38.8        38,073       37.5
   Store preopening         1,430        1.3         1,127        1.1
   Interest expense
    (income), net            (388)      (0.4)         (192)      (0.2)
                     ------------- ---------- ------------- ----------
      Total costs
       and expenses       104,976       95.6        97,138       95.7
                     ------------- ---------- ------------- ----------
      Income before
       income taxes         4,789        4.4         4,381        4.3
Income tax expense          1,812        1.7         1,668        1.6
                     ------------- ---------- ------------- ----------
      Net income     $      2,977        2.7  $      2,713        2.7
                     =============            =============

Earnings per common
 share:
   Basic             $       0.15             $       0.13
                     =============            =============
   Diluted           $       0.15             $       0.13
                     =============            =============

Shares used in
 computing common
 per share amounts:
   Basic               20,242,402               20,176,642
   Diluted             20,412,616               20,438,226




    (1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.




             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)

                       39 Weeks                 39 Weeks
                         Ended                    Ended
                     September 29, % of Total September 30, % of Total
                         2007      Revenue(1)     2006      Revenue(1)
                     ------------- ---------- ------------- ----------
Revenues:
   Net retail sales  $    323,342       98.9  $    291,274       99.1
   Franchise fees           2,306        0.7         1,975        0.7
   Licensing revenue        1,314        0.4           558        0.2
                     ------------- ---------- ------------- ----------
      Total revenues      326,962      100.0       293,807      100.0
                     ------------- ---------- ------------- ----------
Costs and expenses:
   Cost of
    merchandise sold      181,176       56.0       160,180       55.0
   Selling, general
    and
    administrative        123,374       37.7       108,307       36.9
   Store preopening         3,487        1.1         3,324        1.1
   Interest expense
    (income), net          (1,289)      (0.4)       (1,357)      (0.5)
                     ------------- ---------- ------------- ----------
      Total costs
       and expenses       306,748       93.8       270,454       92.1
                     ------------- ---------- ------------- ----------
      Income before
       income taxes        20,214        6.2        23,353        7.9
Income tax expense          7,580        2.3         9,295        3.2
                     ------------- ---------- ------------- ----------
      Net income     $     12,634        3.9  $     14,058        4.7
                     =============            =============

Earnings per common
 share:
   Basic             $       0.62             $       0.70
                     =============            =============
   Diluted           $       0.62             $       0.69
                     =============            =============

Shares used in
 computing common
 per share amounts:
   Basic               20,248,949               20,135,944
   Diluted             20,455,274               20,429,034





    (1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.




             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
       (dollars in thousands, except share and per share data)

                                           September 29, December 30,
                                               2007          2006
                                           ------------- -------------
                                ASSETS
Current assets:
   Cash and cash equivalents               $      16,990 $     53,109
   Inventories                                    54,532       50,905
   Receivables                                     8,791        7,389
   Prepaid expenses and other current
    assets                                        16,302       11,805
   Deferred tax assets                             2,690        2,388
                                           ------------- -------------
         Total current assets                     99,305      125,596

Property and equipment, net                      137,414      130,347
Goodwill                                          43,068       36,927
Other intangible assets, net                       2,799        2,873
Other assets, net                                 12,455        4,027
                                           ------------- -------------
Total Assets                               $     295,041 $    299,770
                                           ============= =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                        $      35,761 $     46,761
   Accrued expenses                                7,281       16,301
   Gift cards and customer deposits               18,610       28,128
   Deferred revenue                                7,350        6,454
                                           ------------- -------------
         Total current liabilities                69,002       97,644
                                           ------------- -------------

Deferred franchise revenue                         2,568        2,297
Deferred rent                                     39,160       34,754
Other liabilities                                    221          352
Deferred tax liabilities                             476          459

Stockholders' equity:
   Common stock, par value $0.01 per share           207          205
   Additional paid-in capital                     87,138       88,866
   Other comprehensive income (loss)               7,447         (997)
   Retained earnings                              88,822       76,190
                                           ------------- -------------
         Total stockholders' equity              183,614      164,264
                                           ------------- -------------
Total Liabilities and Stockholders' Equity $     295,041 $    299,770
                                           ============= =============





            BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
             Unaudited Selected Financial and Store Data
           (dollars in thousands, except square foot data)


                                           13 Weeks       13 Weeks
                                             Ended          Ended
                                         September 29,  September 30,
                                             2007           2006
                                         -------------  -------------

Other financial data:
   Gross margin($)(1)                    $     46,970   $    42,452
   Gross Margin(%)(1)                            43.3%         42.2%
   Capital expenditures                  $     10,871   $    12,555
   Depreciation and amortization         $      6,588   $     5,151
   Sales over the Internet               $      1,874   $     1,700

Store data(2):
   Number of stores at end of period
      North America                               264           226
      Europe                                       45            38
                                         -------------  -------------
         Total stores                             309           264

   Store square footage at end of period
      North America                           794,415       694,454
      Europe(3)                                65,541        53,351
                                         -------------  -------------
         Total square footage                 859,956       747,805

   North America comparable store sales
    change(%)(4)                                 (10.1)%       (5.8)%

                                            39 Weeks      39 Weeks
                                              Ended         Ended
                                          September 29, September 30,
                                              2007          2006
                                          ------------- -------------

Other financial data:
   Gross margin($)(1)                     $   142,166   $   131,094
   Gross Margin(%)(1)                            44.0%         45.0%
   Capital expenditures                   $    26,088   $    47,501
   Depreciation and amortization          $    19,207   $    15,734
   Sales over the Internet                $     6,992   $     6,015

Store data(2):
   Number of stores at end of period
      North America                               264           226
      Europe                                       45            38
                                          ------------- -------------
         Total stores                             309           264

   Store square footage at end of period
      North America                           794,415       694,454
      Europe(3)                                65,541        53,351
                                          ------------- -------------
         Total square footage                 859,956       747,805

   North America comparable store sales
    change(%)(4)                                 (8.7)%        (4.6)%







    (1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

    (2) Excludes our webstore and seasonal and event-based locations.

    (3) Square footage for stores located in Europe is estimated selling square footage and includes stores in the United Kingdom, Ireland and France.

    (4) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.


    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000, ext. 5353
             or
             Media:
             Jill Saunders, 314-423-8000, ext. 5379